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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM 8-K



                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934





Date of Report (Date of earliest event reported):     September 23, 1997
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                            American Bancshares, Inc.
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             (Exact Name of Registrant as Specified in its Charter)




            Florida                      0-27474                    65-0624640
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(State or Other Jurisdiction      (Commission File Number)        (IRS Employer
        Incorporation)                                           Identification
                                                                     Number)




 4702 Cortez Road West, Bradenton, Florida                          34210-2801
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 (Address of Principal Executive Offices)                           (Zip Code)




Registrant's telephone number, including area code:              (941) 795-3050
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ITEM 5. OTHER EVENTS.

         American Bancshares, Inc. a Florida corporation ("ABI"), American Bank of Bradenton, a Florida state chartered bank and wholly-owned subsidiary of ABI ("American Bank"), and Murdock Florida Bank, a Florida state chartered bank ("Murdock"), have entered into an Agreement and Plan of Merger dated September 23, 1997, as amended on October 8, 1997 ("Merger Agreement"), pursuant to which, among other things, Murdock will be merged with and into American Bank, with American Bank as the surviving corporation (the "Merger"). A copy of the Merger Agreement and the amendment thereto are attached hereto as Exhibits 2.1 and 2.2, respectively, and are incorporated herein by reference. The press release describing the proposed Merger is attached hereto as Exhibit 99.1.

         ABI is a Florida-based bank holding company registered under the Bank Holding Company Act of 1956, as amended, with total assets of approximately $256.7 million as of June 30, 1997. Pursuant to the terms of the Merger Agreement, each share of Murdock common stock, $10.00 par value per share ("Murdock Common Stock") will be converted into 2.40 ("Exchange Ratio") ABI common shares, $1.175 par value per share ("ABI Common Shares"). No fractional ABI Common Shares will be issued in the Merger, and Murdock stockholders who otherwise would be entitled to receive a fractional ABI Common Share will receive a cash payment in lieu thereof. Outstanding options held by employees of Murdock will be converted into ABI options at the same Exchange Ratio.

         If the average of the last daily sales price of ABI Common Shares as reported on Nasdaq for a specified period prior to closing ("ABI Average Price") is less than $11.00, then the Exchange Ratio shall be increased to 2.65 (assuming that the Closing Equity, as defined in the Merger Agreement, of Murdock is at least $5,000,000). If the Closing Equity is less than $5,000,000, then the Exchange Ratio shall be adjusted to equal a purchase price of 2.33 times the Closing Equity based on an ABI Common Share price of $12.169 (or $11.00 if the ABI Average Price is less than $11.00).

         The Merger is intended to be a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and to be accounted for under the pooling of interest method.

         Consummation of the Merger is subject to a number of conditions, including: (i) receipt of the affirmative approval of the Merger Agreement by at least two-thirds of the outstanding shares of Murdock Common Stock, (ii) receipt of all requisite governmental and regulatory approvals (including approval of the Florida Department of Banking and Finance and the Board of Governors of the Federal Reserve System), (iii) Murdock's receipt of a fairness opinion from its investment banker within five days from the date of its proxy statement, (iv) effectiveness of a registration statement to be filed by ABI with the Securities and Exchange Commission ("SEC") with respect to the ABI Common Shares to be issued in the Merger, (v) receipt of a letter from ABI's independent public accountants that the Merger will be accounted for as a pooling of interests,
(vi) receipt of a favorable opinion of counsel with respect to the tax free nature of certain aspects of the Merger, and (vii) the satisfaction of certain other closing conditions customary in a transaction of this type. The Merger Agreement provides that American Bank will establish after the Merger an Advisory Board of Directors for its Murdock branch which will include up to three current members of the Murdock Board of Directors. The Merger Agreement is subject to termination under certain circumstances, including the failure to consummate the Merger by April 30, 1998. In addition, in the event that the ABI Average Price is less than $10.00 or the Closing Equity is less than $4,875,000, then the parties must attempt to negotiate in good faith a mutually acceptable purchase price for the Murdock Common Stock. If the parties are unable to do so, then Murdock shall have the right to terminate the Merger Agreement in the case of an ABI Average Price of less than $10.00, and ABI


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shall have the right to terminate the Merger Agreement in the case of a Closing
Equity of less than $4,875,000.

         The foregoing summary of the contents of the Merger Agreement is qualified in its entirety by reference to Exhibits 2.1 and 2.2.

         On September 24, 1997, ABI announced the execution of the definitive Merger Agreement with Murdock and its general terms.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Not Applicable

(b) Not Applicable

(c) Exhibits required by Item 601 of Regulation S-B


EXHIBIT NO.       DESCRIPTION

   2.1 Agreement and Plan of Merger dated September 23, 1997, by and among American Bancshares, Inc., American Bank of Bradenton, and Murdock Florida Bank

   2.2 First Amendment to Agreement and Plan of Merger, dated October 8, 1997, by and among American Bancshares, Inc., American Bank of Bradenton, and Murdock Florida Bank

  99.1            Press Release, issued September 24, 1997, regarding the
                  Merger.




        [Rest of Page Intentionally Blank. Signatures on following Page.]








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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    AMERICAN BANCSHARES, INC.

Date: October 8, 1997               By: /s/ Gerald L. Anthony
                                        ----------------------------------------
                                        Gerald L. Anthony
                                        President and Chief Executive Officer
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                                  EXHIBIT INDEX


EXHIBIT NO.       DESCRIPTION

   2.1 Agreement and Plan of Merger dated September 23, 1997, by and among American Bancshares, Inc., American Bank of Bradenton, and Murdock Florida Bank

   2.2 First Amendment to Agreement and Plan of Merger, dated October 8, 1997, by and among American Bancshares, Inc., American Bank of Bradenton, and Murdock Florida Bank

  99.1            Press Release, issued September 24, 1997, regarding the
                  Merger.